First Corporation Confirms $250k Investment Commitment From Investa Securities

Newly Engaged Consultant Tom Wikstrom Procures a Securities Purchase Agreement for Convertible Loan Notes of Up to $2m

Press Release Source: First Corporation On Friday April 8, 2011, 7:00 am EDT

LONDON, April 8, 2011 (GLOBE NEWSWIRE) — First Corporation (OTCBB:FSTC - News) has completed a Securities Purchase Agreement with Investa Securities Limited as arranged by the Company's newly engaged business development consultant Thomas J. Wikstrom.

http://finance.yahoo.com/news/First-Corporation-Engages-pz-807151857.html?x=0&.v=1

The Agreement obliges Investa to invest a minimum of $250,000 in First Corporation within 14 days and thereafter up to a maximum of $2 million by way of 8% Convertible Unsecured Loan Notes subject to terms outlined in the Securities Purchase Agreement.

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward Looking Statement

This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:

Emerson Gerard Associates
Jerry Jennings, 561-881-7318
jerry@emersongerard.com